                                     Registration No.333-97047 424(b)(3)

                                     Pricing Supplement No:380 Cusip:14912LY96

                                     Dated:  December 8, 2003

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F

(Floating Rate)

    With Maturities of 9 Months or More from Date of Issue

Principal Amount:       Initial Interest Rate:        Proceed Amount:

$118,000,000          1.21% including the spread       $117,886,720

Original Issue Date:         Commission Fee:          Maturity Date:

12/12/2003                     $113,280                 11/14/2005

Dealer:          Index Maturity            Spread +/-:

Merrill Lynch $88 mm           Quarterly                   +4

(DTC #5132)

Banc One Capital Markets, Inc. $30 mm

(DTC #2794)

Specified Currency:     Option to Elect Payment       Authorized Denominations

x U.S. dollars          in U.S. dollars               (only applicable if

_ Other:___________     (only applicable if           Specified Currency is

                        Specified Currency is         other than U.S.

                        other than U.S. dollars):      N/A

                           N/A

The Note is a:                                        Exchange Rate Agent          X Global Note                                     (if other than U.S.

        Certificated Note                                Bank Trust, N.A.): N/A         (only applicable if

       Specified Currency

       is other than U.S. dollars)             Spread Multiplier: N/A

Interest Rate Basis of Bases: 3 Month LIBOR + 4 BPS

LIBOR Source (only applicable if LIBOR Interest Rate Basis):

__Reuters       X Telerate

LIBOR Currency (only applicable if LIBOR Interest Rate Basis): U.S. Dollar

Maximum Interest Rate:  N/A            Interest Payment Period: Quarterly

Interest Payment Dates: Coupons will pay/reset on the 14th of February, May,                          August, November (or next good Business day) modified                         following convention.

Initial payment due:  02/14/04.

Minimum Interest Rate: N/A

Interest Rate Reset Option: _Yes X No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate: N/A            Interest Payment Dates: N/A

Stated Maturity Extension Option: _ Yes X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

Interest Payment Dates: Coupons will pay/reset on the 14th of February, May,                          August, November (or next good Business day) modified                         following convention.

Initial payment due:  02/14/04.

Interest Determination Dates: Two London business days prior to the reset date.

Calculation Agent (if other than U.S. Bank Trust, N.A.): N/A

Original Issue           Total Amount of OID: N/A    Terms of Amortizing     Discount Note:                                       Notes:  N/A

    Yes      x No          Issue Price (expressed

                         as a percentage of

                          aggregate principal

                         amount): 100%

Redemption Date(s) (including                        Redemption Price(s): N/A any applicable regular or

special record dates): N/A

Repayment Date(s) (including                         Repayment Price(s): N/A any applicable regular or

special record dates): N/A

Other Terms: N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note offered prior to the effective date of the change.  Prior to the date of this Pricing Supplement, $3382.00 mm principal amount of the Notes had been sold at interest rates then in effect.

_________________________________

    Pricing Supplement to Prospectus Supplement dated August 15, 2002 and Prospectus dated August 8, 2002